Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2024, with respect to the consolidated financial statements included in the Annual Report of Fathom Digital Manufacturing Corporation on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Fathom Digital Manufacturing Corporation on Forms S-3 (File No. 333-262189 and File No. 333-262194) and on Form S-8 (File No. 333-264285).

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

April 16, 2024

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